Orbitz Worldwide, Inc. Reports First Quarter 2011 Results

Chicago, May 5, 2011 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2011.

“We're not satisfied with our overall Q1 results; performance across our individual businesses in the quarter was mixed.  While ebookers and our private label distribution channel delivered strong performance, our US consumer business under performed,” said Barney Harford, CEO of Orbitz Worldwide. “We are optimistic about the strategic investments we're making.  We have seen substantial returns on our technology and marketing investments with ebookers, and we feel positive about the benefits the global platform will bring to HotelClub, Orbitz and our other consumer brands as we complete our migration work.”

	Three Months Ended
(in thousands, except	March 31,
per share data)	2011	2010	Change (a)

Gross bookings (b)	$2,975,150	$2,930,243	2%
Net revenue	$184,923	$187,153	(1)%
Net revenue margin (c)	6.2%	6.4%	(0.2) ppt
Net loss	$(10,893)	$(5,261)	107%
Basic and diluted EPS	$(0.11)	$(0.05)	94%
Operating cash flow	$89,845	$95,991	(6)%
Capital spending	$12,969	$7,367	76%

EBITDA (d)	$15,032	$25,353	(41)%
Impairments	$—	$1,704	(100)%
Other adjustments	$2,235	$3,570	(37)%
Adjusted EBITDA (d)	$17,267	$30,627	(44)%

Transaction growth (b)(e)	(7)%	20%
Hotel room night growth (f)	(2)%	13%

(a)	Percentages are calculated on unrounded numbers.

(b)
In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data in the table above has been updated to reflect this change. The company has also posted on its website (investors.orbitz.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(e)	Represents year-over-year growth in booked transactions, net of all cancellations made through the company's websites.

(f)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

First Quarter 2011 Financial Highlights

The company reported a net loss of $10.9 million or $0.11 per basic and diluted share for the first quarter 2011 compared with a net loss of $5.3 million or $0.05 per basic and diluted share for the first quarter

2010. Adjusted EBITDA was $17.3 million for the first quarter 2011, a decrease of 44 percent year over year.

Gross Bookings and Net Revenue
Global gross bookings increased two percent (one percent on a constant currency basis) year over year. This increase was due primarily to higher volume for the company's ebookers and Orbitz for Business brands and higher air fares and average daily rates (“ADRs”) for hotel rooms for its domestic leisure brands. Lower air and vacation package volume for the company's domestic leisure brands partially offset this increase.

Net revenue was $184.9 million for the first quarter 2011, a decrease of one percent (three percent on a constant currency basis) year over year. Net revenue was down primarily due to a decline in vacation package revenue and a decline in revenue from the company's airline hosting business. This decline was partially offset by an increase hotel revenue due to higher hotel ADRs and higher breakage revenue.

	Three Months Ended
	March 31,
(in thousands)	2011	2010	Change

Gross Bookings (a)
Air	$2,119,934	$2,132,244	(1)%
Non-air	855,216	797,999	7%
Total Gross Bookings	$2,975,150	$2,930,243	2%

Domestic	$2,376,604	$2,437,397	(2)%
International	598,546	492,846	21%
Total Gross Bookings	$2,975,150	$2,930,243	2%

Net Revenue
Air	$72,500	$71,625	1%
Hotel	45,189	43,468	4%
Vacation Package	25,858	27,853	(7)%
Advertising and Media	12,682	12,218	4%
Other	28,694	31,989	(10)%
Total Net Revenue	$184,923	$187,153	(1)%

Domestic	$134,333	$143,995	(7)%
International	50,590	43,158	17%
Total Net Revenue	$184,923	$187,153	(1)%

(a)
In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data in the table above has been updated to reflect this change. The company has also posted on its website (investors.orbitz.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

▪
Air net revenue was $72.5 million in the first quarter 2011, up one percent (flat on a constant currency basis) year over year. ebookers air net revenue increased 19 percent (14 percent on a constant currency basis) year over year due primarily to higher air transactions driven in part by the company's marketing efforts. Air net revenue for the company's domestic leisure brands was down five percent year over year primarily due to lower air transactions, partially offset by higher net revenue per airline ticket. The lower air transactions were due primarily to actions taken by certain airlines to limit the marketing of their fares on meta-search sites, such as Kayak, fare structure changes implemented by a major airline, higher air fares and, to a lesser extent, the lack of American Airlines' content on the company's Orbitz.com site. The higher net revenue per airline ticket was due primarily to an increase in global distribution systems incentive revenue and, to a lesser extent, higher commissions from airlines with variable commission structures driven by higher average air fares.

▪
Hotel net revenue was $45.2 million in the first quarter 2011, up four percent (one percent on a constant currency basis) year over year. Hotel net revenue for the company's domestic leisure brands increased due primarily to higher average net revenue per transaction driven by an increase in ADRs for hotel rooms and higher breakage revenue. ebookers delivered double digit growth in standalone room nights which also contributed to the increase in hotel net revenue. Lower hotel volume for HotelClub partially offset these increases.

▪
Vacation package net revenue decreased seven percent (eight percent on a constant currency basis) in the quarter to $25.9 million. Lower volume, due primarily to higher air fares, higher ADRs and the lack of American Airlines' content on the company's Orbitz.com site, and lower average net revenue per transaction for the company's domestic leisure brands drove the decline. This decline was partially offset by an increase in ebookers vacation package net revenue due to higher transactions driven in part by new product offerings and the company's marketing efforts.

▪
Advertising and media revenue increased four percent (three percent on a constant currency basis) year over year to $12.7 million due primarily to the company's ongoing efforts to monetize its websites globally, partially offset by a $1.2 million decline in revenue from membership discount programs. Effective March 31, 2010, the company ended the membership discount program previously offered on its domestic leisure websites.

▪
Other net revenue, which is primarily comprised of car rental, cruise, destination services, travel insurance and airline hosting revenue, decreased ten percent (11 percent on a constant currency basis) year over year. This decrease was largely driven by a decline in airline hosting revenue due to the termination of one of the company's hosting agreements in the first quarter 2010 and, to a lesser extent, a decline in travel insurance revenue due to lower air transactions and a change in estimate in the first quarter 2010, which resulted in the recognition of four months of travel insurance revenue compared with three months in the first quarter 2011. Higher average air fares and a higher attachment rate partially offset the decline in travel insurance revenue.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue is primarily comprised of costs to operate customer service call centers, credit card processing fees, and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended March 31,		$	%
	2011	2010	Change	Change
	(in thousands)
Customer service costs	$14,248	$14,413	$(165)	(1)%
Credit card processing fees	12,429	11,726	703	6%
Other (a)	9,638	9,201	437	5%
Total cost of revenue (a)	$36,315	$35,340	$975	3%
% of net revenue	19.6%	18.9%

(a) During the first quarter 2011, the company changed its classification of expenses for commissions to private label partners (“affiliate commissions”) from cost of revenue to marketing expense to better reflect the nature of its operating costs and more closely align with general industry practice. The company has reclassified affiliate commissions of $2.9 million from cost of revenue to marketing expense for the three months ended March 31, 2010 to conform to the current year presentation.

Cost of revenue increased to 19.6 percent of net revenue in the first quarter 2011 primarily due to higher credit card processing fees driven by a higher mix of merchant gross bookings and higher customer refunds and charge-backs. Lower hosting costs due to the termination of one of the company's airline hosting agreements in the first quarter 2010 partially offset this increase.

Selling, general and administrative (SG&A) expense

SG&A expense is primarily comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency and hedging and other administrative costs.

	Three Months Ended March 31,		$	%
	2011	2010	Change	Change
	(in thousands)
Wages and benefits	$38,740	$36,802	$1,938	5%
Contract labor	6,028	4,637	1,391	30%
Network communications, systems maintenance and equipment	6,683	6,530	153	2%
Other	17,158	15,821	1,337	8%
Total SG&A	$68,609	$63,790	$4,819	8%
% of net revenue	37.1%	34.1%

SG&A expense for the first quarter 2011 increased eight percent year over year primarily due to an increase in legal costs and higher staffing levels and the use of contract labor to support the company's strategic initiatives, in particular the remaining platform migrations. In addition, the company incurred higher severance expense, due in large part to the platform migrations, and higher facilities costs. Lower stock-based compensation expense and a decline in foreign currency losses and hedging costs partially offset this increase.

Marketing expense

The company's marketing expense is primarily comprised of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising. Marketing expense increased eight percent year over year in the first quarter 2011 to $65.4 million. This increase was due primarily to higher marketing investments for ebookers and continued growth in the company's private label channel, partially offset by lower marketing spending for the company's domestic leisure brands. Marketing expense as a percentage of net revenue increased to 35 percent for the first quarter 2011, up from 32 percent in the first quarter 2010.

Interest Expense
Orbitz Worldwide incurred net interest expense of $10.6 million in the first quarter 2011, a decline of seven percent year over year. This decline was due primarily to lower outstanding borrowings and a lower effective interest rate on the company's term loan.

In March 2011, the company made a $19.8 million excess cash flow payment on the term loan. At March 31, 2011, $300.0 million of the $472.2 million outstanding on the term loan had fixed interest rates through interest rate swaps. The weighted-average effective interest rate on the term loan was 4.31 percent at March 31, 2011, down from 4.78 percent at March 31, 2010. At March 31, 2011, the company was in compliance with all financial covenants and conditions of its Credit Agreement.

Cash Flow
Orbitz Worldwide reported operating cash flow of $89.8 million for the first quarter 2011, a decline of six percent year over year. The decline in operating cash flow was primarily driven by lower transaction volume in the first quarter 2011 as compared with the first quarter 2010, partially offset by lower employee incentive compensation payments in the first quarter 2011 compared with the first quarter 2010, changes in the timing of payments received from global distribution systems and changes in other working capital accounts.

At March 31, 2011, cash and cash equivalents were $155.8 million compared with cash and cash equivalents of $161.9 million at March 31, 2010.

Operational Highlights

•	During the first quarter, Orbitz Worldwide signed agreements with a number of hotel partners, including Abba Hotels, Grecotel Hotels, SPM Resorts and Florida Spirit Vacation Homes.

•
During the first quarter, ebookers signed Pan-European agreements with a number of suppliers, including leading Middle Eastern airline Etihad Airways, car rental suppliers Avis Budget Group and Europcar, and travel insurance provider Mondial Assistance.

•	In March 2011, Orbitz launched its Spring Hotel Sale, offering travelers up to 40 percent off, free nights and resort credits at thousands of hotels worldwide.

•
During the first quarter, Orbitz Worldwide signed global contracts with destination marketing organizations, including Aruba Tourism Authority, Tourism New Zealand, Mexico Tourism Board, Orlando Convention and Visitors Bureau and San Diego Convention and Visitors Bureau. Orbitz Worldwide now has partner marketing agreements with nearly 200 destination marketing organizations.

•	In March 2011, Orbitz for Business added the Chicago Cubs and Universal Studios to its growing portfolio of sports and entertainment clients.

•
In March 2011, Orbitz for Business announced a new partnership with GlobalStar Travel Management to extend Orbitz for Business capabilities into 75 new countries across Europe, Latin America, Africa, Asia (including China and India) and the Pacific.

•
In March 2011, Orbitz for Business announced a new partnership with SilverRail Technologies which enables Orbitz for Business customers to book rail travel through the Orbitz for Business tool and makes Orbitz for Business the first major online travel company to announce integrated, online rail capabilities for U.S. business travelers.

•
In April 2011, Orbitz for Business became the first major online travel company to launch an end-to-end mobile solution (m.orbitzforbusiness.net) that allows business travelers to search for and book flights, hotels and car rentals directly from any web-enabled smart phone. The Orbitz for Business mobile website applies all existing corporate travel policies, controls and compliance guidelines to new reservations.

Outlook

For the second quarter 2011, the company expects:

•	Net revenue in the range of $194 million to $200 million; and

•	Adjusted EBITDA between $29 million and $34 million.

This outlook assumes relatively stable foreign exchange rates.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its first quarter 2011 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, May 5, 2011. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the economic recession and general state of the financial markets; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the company's filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 5, 2011, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:            Investor Contact:
Brian Hoyt            Melissa Hayes
+1 312 894 6890        +1 312 260 2428
brian.hoyt@orbitz.com        melissa.hayes@orbitz.com

##

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Net revenue	$184,923	$187,153
Cost and expenses
Cost of revenue	36,315	35,340
Selling, general and administrative	68,609	63,790
Marketing	65,357	60,567
Depreciation and amortization	15,274	18,986
Impairment of other assets	—	1,704
Total operating expenses	185,555	180,387
Operating (loss) income	(632)	6,766

Other (expense) income
Net interest expense	(10,565)	(11,311)
Other income (expense)	390	(399)
Total other expense	(10,175)	(11,710)

Loss before income taxes	(10,807)	(4,944)
Provision for income taxes	86	317
Net loss	$(10,893)	$(5,261)

Net loss per share - basic and diluted:
Net loss per share	$(0.11)	$(0.05)
Weighted-average shares outstanding	103,334,475	96,736,876

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$155,751	$97,222
Accounts receivable (net of allowance for doubtful accounts of $768 and $956, respectively)	65,020	54,702
Prepaid expenses	18,970	17,425
Due from Travelport, net	18,793	15,449
Other current assets	5,428	3,627
Total current assets	263,962	188,425
Property and equipment, net	154,602	158,063
Goodwill	678,243	677,964
Trademarks and trade names	128,574	128,431
Other intangible assets, net	6,467	7,649
Deferred income taxes, non-current	8,465	8,147
Other non-current assets	53,723	48,024
Total Assets	$1,294,036	$1,216,703

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$29,628	$26,491
Accrued merchant payable	316,419	233,850
Accrued expenses	110,833	105,798
Deferred income	48,936	30,850
Term loan, current	19,507	19,808
Other current liabilities	3,725	5,994
Total current liabilities	529,048	422,791
Term loan, non-current	452,706	472,213
Line of credit	—	—
Tax sharing liability	107,017	101,545
Unfavorable contracts	7,445	8,068
Other non-current liabilities	19,775	22,233
Total Liabilities	1,115,991	1,026,850
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 102,431,986 and 102,342,860 shares issued and outstanding, respectively	1,024	1,023
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid in capital	1,031,102	1,029,215
Accumulated deficit	(854,502)	(843,609)
Accumulated other comprehensive income (net of accumulated tax benefit of $2,558)	473	3,276
Total Shareholders' Equity	178,045	189,853
Total Liabilities and Shareholders' Equity	$1,294,036	$1,216,703

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net loss	$(10,893)	$(5,261)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	—	389
Depreciation and amortization	15,274	18,986
Impairment of other assets	—	1,704
Amortization of unfavorable contract liability	(623)	(825)
Non-cash net interest expense	3,776	4,017
Deferred income taxes	(131)	291
Stock compensation	1,977	2,901
Changes in assets and liabilities:
Accounts receivable	(9,305)	(14,579)
Deferred income	17,522	14,477
Due from Travelport, net	(3,359)	(10,442)
Accrued merchant payable	76,664	96,073
Accounts payable, accrued expenses and other current liabilities	9,682	(7,947)
Other	(10,739)	(3,793)
Net cash provided by operating activities	89,845	95,991

Investing activities:
Property and equipment additions	(12,969)	(7,367)
Changes in restricted cash	361	(14)
Net cash used in investing activities	(12,608)	(7,381)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,950
Payments of fees to repurchase a portion of the term loan	—	(248)
Payments on the term loan	(19,808)	(20,994)
Employee tax withholdings related to net share settlements of equity-based awards	(89)	(60)
Proceeds from exercise of employee stock options	—	65
Payments on line of credit	—	(42,221)
Payments on note payable	(57)	—
Net cash used in financing activities	(19,954)	(14,508)

Effects of changes in exchange rates on cash and cash equivalents	1,246	(828)
Net increase in cash and cash equivalents	58,529	73,274
Cash and cash equivalents at beginning of period	97,222	88,656
Cash and cash equivalents at end of period	$155,751	$161,930

Supplemental disclosure of cash flow information:
Income tax payments, net	$918	$1,072
Cash interest payments, net of capitalized interest of $0 and $10, respectively	$7,195	$6,695
Non-cash investing activity:
Capital expenditures incurred not yet paid	$459	$—
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$—	$49,564

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations. The compensation of management and other employees within the company is also tied to the company's actual performance, as measured by Adjusted EBITDA relative to performance targets established by the company's board of directors and its compensation committee.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements.

EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2011 and March 31, 2010, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and

Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Net loss	$(10,893)	$(5,261)
Net interest expense	10,565	11,311
Provision for income taxes	86	317
Depreciation and amortization	15,274	18,986
EBITDA	$15,032	$25,353
EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended March 31,
	2011	2010
	(in thousands)
EBITDA	$15,032	$25,353
Impairment of other assets (a)	—	1,704
Stock-based compensation expense (b)	1,977	3,181
Acceleration of amortization of net unfavorable contract liability (c)	238	—
Litigation settlements (d)	20	—
Loss on extinguishment of debt (e)	—	389
Adjusted EBITDA	$17,267	$30,627

(a)
Represents a non-cash charge recorded to impair an asset related to in-kind marketing and promotional support from Northwest Airlines under its former Charter Associate Agreement with the company. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)
Primarily represents non-cash stock compensation expense; the three months ended March 31, 2010 also includes expense related to restricted cash awards granted prior to the company's initial public offering in July 2007. These restricted cash awards became fully vested in May 2010. Management adjusts for stock-based compensation expense as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)
Represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following the merger of Continental Airlines and United Airlines. Management adjusts for this item because it represents a non-cash operating expense that is not reflective of the cash earnings capability of the business.

(d)
Represents charges related to accruals established for certain legal proceedings. Management adjusts for these items because they represent non-recurring charges that are not indicative of the cash earnings capability of the business.

(e)
Represents the loss recorded upon extinguishment of portions of the company's term loan. Management adjusts for this item because it represents a non-recurring charge that is not indicative of the cash earnings capability of the business.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the company operates, particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	March 31, 2011
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q1, 2011 Reported Gross Bookings	$2,376,604	$598,546	$2,975,150

Q1, 2010 Reported Gross Bookings	$2,437,397	$492,846	$2,930,243
Impact of Foreign Exchange Rates	—	21,795	21,795
Q1, 2010 Gross Bookings at Constant Currency	$2,437,397	$514,641	$2,952,038

Reported Gross Bookings Growth	(2)%	21%	2%
Gross Bookings Growth at Constant Currency	(2)%	16%	1%

Net Revenue
Q1, 2011 Reported Net Revenue	$134,333	$50,590	$184,923

Q1, 2010 Reported Net Revenue	$143,995	$43,158	$187,153
Impact of Foreign Exchange Rates	—	2,725	2,725
Q1, 2010 Net Revenue at Constant Currency	$143,995	$45,883	$189,878

Reported Net Revenue Growth	(7)%	17%	(1)%
Net Revenue Growth at Constant Currency	(7)%	10%	(3)%

Appendix B: Trended Operating Metrics

	2009				2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings (in thousands)
Domestic
Air	$1,421,051	$1,714,962	$1,595,580	$1,627,674	$1,816,137	$2,073,924	$1,768,632	$1,638,738	$1,744,530
Non-air	594,028	553,532	540,456	455,896	621,260	584,194	584,691	476,179	632,074
Total	2,015,079	2,268,494	2,136,036	2,083,570	2,437,397	2,658,118	2,353,323	2,114,917	2,376,604
International
Air	226,132	222,218	212,524	234,811	316,107	274,593	280,848	268,084	375,404
Non-air	124,161	129,252	151,793	138,374	176,739	144,928	177,375	167,748	223,142
Total	350,293	351,470	364,317	373,185	492,846	419,521	458,223	435,832	598,546
Orbitz Worldwide
Air	1,647,183	1,937,180	1,808,104	1,862,485	2,132,244	2,348,517	2,049,480	1,906,822	2,119,934
Non-air	718,189	682,784	692,249	594,270	797,999	729,122	762,066	643,927	855,216
Total	$2,365,372	$2,619,964	$2,500,353	$2,456,755	$2,930,243	$3,077,639	$2,811,546	$2,550,749	$2,975,150
Year over Year Gross Bookings Growth
Domestic	(13)%	(9)%	(5)%	15%	21%	17%	10%	2%	(2)%
International	(34)%	(29)%	(16)%	35%	41%	19%	26%	17%	21%
Orbitz Worldwide	(17)%	(13)%	(7)%	18%	24%	17%	12%	4%	2%
At Constant Currency
Domestic	(13)%	(9)%	(5)%	15%	21%	17%	10%	2%	(2)%
International	(18)%	(15)%	(9)%	16%	25%	20%	29%	18%	16%
Orbitz Worldwide	(14)%	(10)%	(5)%	15%	22%	18%	13%	4%	1%
Orbitz Worldwide Transaction Growth	(12)%	3%	7%	20%	20%	5%	5%	1%	(7)%
Orbitz Worldwide Hotel Room Night Growth	(1)%	2%	3%	13%	13%	9%	5%	4%	(2)%
Net Revenue (in thousands)
Domestic
Air Transactional	$66,063	$53,577	$47,945	$46,408	$52,846	$53,867	$48,280	$49,757	$50,095
Non-air Transactional	74,097	79,103	79,675	70,372	77,420	84,896	88,357	73,743	71,610
Non-transactional	16,861	16,362	16,393	18,095	13,729	12,547	11,936	12,207	12,628
Total	157,021	149,042	144,013	134,875	143,995	151,310	148,573	135,707	134,333
International
Air Transactional	15,265	15,389	11,930	13,066	18,779	16,996	16,920	17,123	22,405
Non-air Transactional	15,431	22,498	29,616	25,511	23,404	24,191	27,683	28,170	26,978
Non-transactional	676	1,030	1,044	1,241	975	994	1,303	1,364	1,207
Total	31,372	38,917	42,590	39,818	43,158	42,181	45,906	46,657	50,590
Orbitz Worldwide	$188,393	$187,959	$186,603	$174,693	$187,153	$193,491	$194,479	$182,364	$184,923
Year over Year Net Revenue Growth
Transactional
Domestic	(8)%	(18)%	(24)%	(12)%	(7)%	5%	7%	6%	(7)%
International	(39)%	(24)%	(18)%	49%	37%	9%	7%	17%	17%
Orbitz Worldwide	(16)%	(20)%	(23)%	(2)%	1%	6%	7%	9%	(1)%
Transactional at Constant Currency
Domestic	(8)%	(18)%	(24)%	(12)%	(7)%	5%	7%	6%	(7)%
International	(23)%	(9)%	(12)%	25%	19%	6%	7%	16%	10%
Orbitz Worldwide	(11)%	(17)%	(22)%	(5)%	(2)%	5%	7%	8%	(2)%
Non-transactional	4%	(5)%	(12)%	(10)%	(16)%	(22)%	(24)%	(30)%	(6)%
Orbitz Worldwide	(14)%	(19)%	(22)%	(3)%	(1)%	3%	4%	4%	(1)%
Orbitz Worldwide at Constant Currency	(10)%	(15)%	(21)%	(6)%	(3)%	2%	4%	4%	(3)%